                                                                   CONFIDENTIAL
                                                                      TREATMENT
                                                                      REQUESTED*

                                  EXHIBIT 10.3



                              CAN SUPPLY AGREEMENT


         This Agreement is made this 20th day of November, 1995 between AMERICAN NATIONAL CAN COMPANY, a Delaware corporation, with its principal offices at 8770
W. Bryn Mawr Avenue, Chicago, Illinois 60631 ("ANC"), and COCA-COLA ENTERPRISES INC., with its principal offices at P.O. Box 723040, Atlanta, GA 31139-0040 ("Buyer"), and covers the manufacture and supply by ANC to Buyer and the purchase by Buyer of two-piece aluminum beverage can bodies and ends (herein collectively referred to as "cans" or "containers") of the specifications and quantities referred to hereinbelow.

         WHEREAS, the parties are desirous of entering into a long-term supply agreement covering certain of Buyers requirements of Containers; and

         WHEREAS, the parties are desirous of establishing pricing for the containers to be purchased and sold hereunder, with a floor and ceiling cost for aluminum ingot ("Ingot Band") which will, over the term of this Agreement, limit the extreme volatility which both parties have experienced in the recent past with respect to can pricing and particularly with respect to aluminum costs; and

         WHEREAS, in order to accomplish this goal of predictability of pricing, the parties are willing to commit themselves to purchase and sell, as the case may be, the quantity of containers stated herein utilizing aluminum covered by an Ingot Band, and the parties recognize that each of them has the ability to protect itself against the fluctuation in the cost of aluminum above or below the Ingot Band by purchasing the appropriate downside or upside protection, which is available in the marketplace.

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:


--------------------------
* Terms for which confidential treatment has been requested have been omitted and are marked with an asterisk [*]. Confidential material has been separately filed with the U.S. Securities and Exchange Commission under an application for confidential treatment.

         1. Description of Products. This Agreement relates to containers of the specifications set forth on Exhibit A attached hereto, required by Buyer at its can filling location(s) set forth on Exhibit B (and at any additional or substitute facilities designated by Buyer where Buyer may fill cans).

         2. Term. The initial term of this Agreement shall be five (5) years commencing January 1, 1996 and terminating December 31, 2000. This Agreement shall be automatically extended for one additional year beyond the initial term (i.e., until December 31, 2001) if, during the period July 1, 1999 through December 31, 1999, the daily London Metal Exchange cash settlement price for aluminum ingot plus the Midwest premium for that ingot (the "Midwest Ingot Price") is outside of the Ingot Band (i.e., above the ceiling cost or below the floor cost) referenced on Exhibit C attached hereto, on more than 75% of the dates when the market is open.

         3.       Volume.

         (a) Buyer agrees to buy and ANC agrees to sell, in each calendar year during the term of this Agreement, 7 billion cans. Can bodies and ends shall be purchased by Buyer and supplied by ANC in substantially equal volumes.

         (b) The foregoing annual volume of containers to be purchased hereunder may not be changed by Buyer during the terms of this Agreement without the written consent of ANC although ANC will use its commercially reasonable best efforts to accommodate year over year changes hereafter requested by Buyer in its annual volume.

         (c) ANC will not be required to provide more than 57% of Buyers annual band-priced volume hereunder in either of the following six month periods throughout the term hereof: (i) April 1 through September 30; (ii) October 1 through March 31.

         (d) Buyers annual forecasts of volume, provided for under paragraph 6 below, shall each contain a breakdown of forecasted volumes for each location set forth on Exhibit B (and any additional or substitute Buyer filling locations), which forecasts shall remain in effect until adjusted by Buyer upon reasonable advance notice to ANC; provided, however, that such adjustments shall not affect Buyers purchase commitment set forth in Paragraph 3(a) above.

         4.       Pricing.

         (a) Prices under this Agreement shall be established and adjusted in accordance with the terms, conditions and limitations set forth on Exhibit C attached hereto. In addition to the price adjustment mechanisms set forth on Exhibit C, any changes in the specifications of containers supplied hereunder may result in an upward or downward price adjustment.

         (b) ANC will in no event be required to meet competitive band formulas or other competitive offers driven by lower metal costs; however, and notwithstanding the foregoing, ANC intends to be competitive with specific offers not driven by lower metal costs.

         (c) Buyer and ANC recognize and agree that fluctuations in the price of aluminum may drive the spot price of aluminum above the ceiling price or below the floor price of the Ingot Band, as such ceiling and floor prices may be adjusted from time to time in accordance with Exhibit C. However, Buyer and ANC agree to purchase and sell the quantities agreed to hereunder with aluminum ingot costs no higher than such ceiling prices nor lower than such floor prices notwithstanding any such fluctuations. The parties recognize that protection against any such market fluctuation is available to be purchased in the marketplace.

         (d) Buyer and ANC agree to share equally in any savings resulting from reductions in the amount of metal used to make cans. Buyers share of such savings will be passed along to Buyer only after ANC has recovered the cost of any expenditures made by it in connection with the implementation of such metal reductions.

         5. Payment Terms. Payment terms shall be: 1% 10, net 30 days. Interest shall be assessed on all past-due amounts at the annual rate of two (2%) percent above the prime rate of interest at the First National Bank of Chicago, Chicago, Illinois.

         6. Delivery. Buyer shall advise ANC, prior to October 31, of its annual requirements of containers under this Agreement for the upcoming calendar year (the "Forecasted Volume"). ANC shall not be required under any circumstances to sell band priced containers to Buyer in excess of such Forecasted volume. If the Forecasted Volume is in excess of or less than the volume referred to in subparagraph 3(a) above, ANC shall only be required to use its commercially reasonable best efforts to provide such excess to Buyer or accommodate such shortfall. In the event that the Forecasted Volume is in excess of the volume referenced in subparagraph 3(a), ANC shall first attempt to secure metal within the then current band pricing range. If ANC is unsuccessful in securing band pricing for such excess, then ANC shall so advise Buyer and Buyer shall notify ANC whether ANC should purchase metal to satisfy such excess requirements. If Buyer requests ANC to purchase such metal, the metal price shall be based on the Midwest Ingot Price on the date ANC purchases the metal.

         7. Effect of Termination. Upon termination of this Agreement, for any reason, Buyer shall accept all completed, specially fabricated or lithographed containers and related items previously ordered, acquired or committed for by ANC in reasonable quantities in anticipation of Buyer's normal can requirements.

         8.       Warranties, Claims and Limitation of Liability.

         (a) ANC hereby warrants to Buyer that the containers to be manufactured and sold to Buyer hereunder shall be free from defects in workmanship and materials, and shall conform to the specifications set forth in Exhibit A attached hereto. EXCEPT AS EXPRESSLY STATED ABOVE, THERE ARE NO OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

         (b) ANC shall not be liable to Buyer or to any other person where the claimed damages result from: (1) Buyers faulty assembly or closure of the can body and loose end; (2) rust or outside corrosion on containers occurring after Buyers receipt, except when caused by ANCs faulty workmanship or imperfect materials; (3) the failure of Buyer (or any other party excluding ANC from time to time having custody or control of allegedly defective goods) to exercise reasonable care in conveying, warehousing, using, packing, handling, distributing or storing filled or unfilled containers; or (4) the failure of empty or filled containers exported or used in foreign countries unless a special warranty has been specifically approved by ANC to cover such exported containers.

         (c) Seller shall give immediate consideration to settlement of Buyer's claims, but in no event shall Seller be liable on any claim unless notice thereof is received by ANC promptly following Buyer's discovery of an alleged defect in a container.

         (d) ANC's liability to Buyer hereunder shall be limited to Buyer=s cost of the defective containers, cost of the contents of the containers lost as a direct result of the defect, and the reasonable cost of recovery and disposition of defective containers (but as to the latter, only to the extent reasonably required). ANC shall also be responsible for claims by third parties (including governmental entities) to the extent arising out of a container defect provided that ANC is given adequate notice of such claim and the opportunity to defend such claim by counsel of its own choosing.

         9. Force Majeure. Except for the payment of money due hereunder, ANC and Buyer shall be excused for failure to perform under this Agreement where such failure results from circumstances beyond the affected parties reasonable control including, without limitation, such circumstances as fire, storm, flood, earthquake, strikes, work stoppages or slowdowns, delay or failure of transportation or suppliers, acts of the public enemy, acts of God or acts, regulations, priorities or actions of the United States, a state or any local government or agents or instrumentalities thereof.

         10. Notices. All notices, requests or other communications shall be in writing, and shall be deemed given when delivered personally or deposited in the United States mail, postage prepaid, or to a courier service and properly addressed to Buyer at: P.O. Box 723040, Atlanta, GA 31139-0040, Attention Raymond J. Malone, Director of Purchasing and Lowry F. Kline, General Counsel, and to ANC at: 8770 W. Bryn Mawr Ave., Chicago, IL 60631, Attention:

Sales Department, or to such other address as either party may, from time to time, designate to the other in writing.

         11. Assignability. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto including, without limitation, a subsidiary, a purchaser, transferee or successor by merger of substantially all of the business or assets of either Buyer or ANC. Buyer hereby agrees to require the purchaser or transferee of all or any portion of its can filling operations to assume that portion of this requirements contract that relates to the portion of its operations being sold or transferred.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.




AMERICAN NATIONAL CAN COMPANY             COCA-COLA ENTERPRISES INC.


By:  /s/ James R. Turner                  By:  /s/ Henry A. Schimberg
     ------------------------                  ------------------------------
     James R. Turner                           Henry A. Schimberg


Title: Senior Vice President, Sales       Title: President and Chief Operating
                                                 Officer

                                    EXHIBIT A


12 Ounce Aluminum Can Body
         - 4 prints on metal

202 Diameter Aluminum Stay-On-Tab Ends


Cans must meet or exceed specifications, performance and quality criteria as mandated by The Coca-Cola Company as they may change from time to time.

                                    EXHIBIT B


                           BUYER'S FILLING LOCATION(S)


                           1.       Downey, CA
                           2.       College Park, GA
                           3.       Houston, TX
                           4.       Eagan, MN
                           5.       Baltimore, MD
                           6.       San Leandro, CA
                           7.       Orlando, FL
                           8.       Cincinnati, OH
                           9.       Lenexa, KS
                           10.      Twinsburg, OH
                           11.      Ft. Worth, TX
                           12.      Phoenix, AZ
                           13.      Hollywood, FL
                           14.      West Memphis, AR
                           15.      Bellevue, WA
                           16.      Needham Heights, MA
                           17.      Dallas, TX
                           18.      Cleveland, TN
                           19.      Jacksonville, FL
                           20.      Detroit, MI
                           21.      Sandston, VA
                           22.      Denver, CO
                           23.      Mattoon, IL
                           24.      Gretna, LA
                           25.      Wilsonville, OR
                           26.      Maryland Heights, MO
                           27.      San Diego, CA
                           28.      Grand Rapids, MI
                           29.      Austin, TX
                           30.      Little Rock, AR
                           31.      Flint, MI
                           32.      Honolulu, HI
                           33.      Wichita, KS
                           34.      McAllen, TX

                                    EXHIBIT C

================================================================================
             MECHANISMS FOR ADMINISTRATION OF PRICING OF CONTAINERS
================================================================================

1. Can Price Components. Prices of cans to be purchased and sold hereunder will be determined by reference to changes in the following 3 cost components:

         (a)   Cost of aluminum ingot ("ingot cost");
         (b) Cost of conversion of ingot into can, end or tab sheet ("ingot conversion cost"); and
         (c) Cost of conversion of can, end and tab sheet into finished containers ("can sheet conversion cost").

2. Initial Can Price. Effective January 1, 1996, the base price for cans to be supplied to you under this agreement will be * per thousand 12 ounce cans and 202 ends. This price is based upon an ingot cost of * per pound, an ingot conversion cost of * per pound for * gauge body stock, * per pound for * gauge clear soft drink end stock and * per pound for tab stock. This base price will be adjusted as of January 1, 1996 to reflect any changes in the above ingot cost and ingot conversion cost assumptions as follows: the ingot cost will be determined based upon the average of the daily Platt's Metals Week transaction prices (i.e., the straight arithmetic average official London Metal Exchange
(LME) cash settlement prices plus the Midwest Premium on such prices) during the period June 1, 1995 through November 30, 1995. The ingot conversion cost is not yet set but is expected to change by about * per pound to cover increases in the cost of coating materials on ends and tabs only. Changes by Buyer to the specifications set forth in Exhibit A prior to January 1, 1996 may also result in an adjustment to the base price.

         An example of the January 1, 1996 base price calculation is set forth in Attachment 1.

3. Adjustments to Can And End Pricing Within The Band. Prices for all Containers (cans and ends) covered by this Agreement will be adjusted every six months on April 1 and October 1, with the first such adjustment taking place on April 1, 1996. These price adjustments will be driven by changes in the cost of the three components described in paragraph 1 above as follows:

         (a) Price adjustments reflecting changes in ingot cost will be determined by reference to the average of the daily Platt's Metals Week transaction prices (i.e., the straight arithmetic average official London Metal Exchange cash settlement prices plus the Midwest Premium on such prices) during a six-month period prior to the particular adjustment date (the Average Ingot Price). For the April 1 adjustment date, the six-month averaging period will be between September 1 and February 28 immediately preceding such April 1 date. For the October 1 adjustment date, the averaging period will be from March 1 to August 31 immediately preceding such October 1 date (i.e., for the April 1, 1996 adjustment date, the relevant averaging period will be September 1, 1995 to February 28, 1996 and for the October 1, 1996 adjustment date, the relevant averaging period will be from March 1, 1996 to August 31, 1996). An example of the impact of an ingot cost change on the can price is shown in Attachment 2.


         Notwithstanding the foregoing and subject to the adjustments described below, ingot cost, inclusive of the Midwest Premium for such ingot, will never be higher than a ceiling cost of * per pound or lower than a floor cost of $0.70 per pound (the "ingot band"). Such ingot band will remain fixed until April 1, 1997, at which time such band will be adjusted in the amount of * of the percentage change in the monthly average Producer Price Index for Intermediate Materials, Supplies and Components as reported in Table 1 of the monthly "Summary Data From the Producer Price Index News Release" (hereafter called the Producer Price Index) for the period January 1, 1996 through December 31, 1996 over the average for the January 1, 1995 through December 31, 1995 period. The ingot band will be similarly adjusted on April 1 of 1998, 1999, 2000 and 2001 if this Agreement is extended in accordance with the term of this Agreement. All adjustments will be based on the changes in the Producer Price Index for the calendar year immediately preceding the adjustment date. An example of a calculation of the ingot band adjustment is set forth below:


EXAMPLE OF CALCULATION OF INDEX CHANGE:

Index Average for the period January 1, 1995 to December 31, 1995     102.0  (Straight average of each monthly index for period
                                                                             January 1, 1995 to December 31, 1995)

Index Average for the period January 1, 1996 to December 31, 1996     104.0  (Straight average of each monthly index for period
                                                                             January 1, 1996 to December 31, 1996)
Percentage Change                                                     1.96%
Half of Percentage Change                                             0.98%

EFFECT OF ABOVE INDEX CHANGE ON FLOOR AND CEILING INGOT COSTS:


      Ingot Cost per Pound       Prior                Effective April 1, 1997
      --------------------       -----                -----------------------
      Floor Price                $0.70 x 1.0098 =           $0.707
      Ceiling Price                 *  x 1.0098 =              *


         (b) Price adjustments reflecting changes in both the ingot conversion cost and the can sheet conversion cost will not be implemented until April 1, 1997. At that time, increases in such conversion costs will be no more than * of the year over year Producer Price Index increase described in paragraph 3(a) above with reference to adjustments to the ingot band. This adjustment procedure will be repeated on April 1 of 1998, 1999, 2000, and 2001 if this contract is extended for an additional year. An example of the impact of conversion cost changes on the can price is set forth in Attachment 3.

         (c) The parties agree that in the event of significant chances in the cost of items which are not reflected in the Producer Price Index, the parties will meet to discuss making appropriate adjustments for these items.

         (d) All price adjustments reflecting changes in costs shall be supported by detailed documentation reasonably acceptable to Buyer.

========================================================

                   BAND PRICE FORMULA                          -----------------
                                                                  ATTACHMENT 1
                AMERICAN NATIONAL CAN CO.                      -----------------


========================================================





ASSUMPTIONS FOR JANUARY 1, 1996:
         AVERAGE MIDWEST INGOT JUNE 1 TO NOVEMBER 30, 1995 IS $.83 PER POUND COST TO CONVERT END AND TAB INGOT INCREASES $.02 PER POUND

                                                                                                      EXAMPLE ONLY
--------------------------------------------------------------------------------------------------------------------------

BASE PRICE FOR 1996                 CARBONATED SOFT DRINK
         12 OZ ALUMINUM CAN AND                                 202  END                                         $71.82
                                                                                                                 ------
--------------------------------------------------------------------------------------------------------------------------

 FORMULA FOR CHANGES
--------------------------------------------------------------------------------------------------------------------------
1)       CHANGE IN ALUMINUM INGOT PRICE (LME PLUS MIDWEST PREMIUM)
        PRIOR          NEW        CHANGE
        -----          ---        ------
          *             *                     *  PER POUND      X     25     PER M CANS                          ($0.50)
          *             *                     *  PER POUND      X      6     PER M ENDS                          ($0.12)

2)       CHANGE IN PRICE TO CONVERT INGOT TO COILED SHEET
        PRIOR          NEW        CHANGE
        -----          ---        ------
          *             *           *            PER POUND      X     31     PER M CANS        0.0112              $0.00
          *             *           *            PER POUND      X      6     PER M ENDS        0.0086              $0.12
          *             *           *            PER POUND      X      1     PER M TABS        0.0100              $0.02

3)       CHANGE IN ANC'S PRICE TO MANUFACTURE AND DELIVER FINISHED PRODUCT
        PRIOR          NEW        CHANGE
        -----          ---        ------
          *             *                     *  PER THOUSAND          (* OF PPI INDEX CHANGE AS DEFINED)          $0.00
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
NEW CONTAINER PRICE                                                                                               $71.34
--------------------------------------------------------------------------------------------------------------------------

========================================================

                   BAND PRICE FORMULA                          -----------------
                                                                  ATTACHMENT 2
                AMERICAN NATIONAL CAN CO.                      -----------------


========================================================





ASSUMPTIONS FOR APRIL 1, 1996:
         AVERAGE MIDWEST INGOT JUNE 1 TO NOVEMBER 30, 1995 TO FEBRUARY 28, 1996 IS $.82 PER POUND

                                                                                                      EXAMPLE ONLY
--------------------------------------------------------------------------------------------------------------------------

JANUARY 1, 1996 PRICE               CARBONATED SOFT DRINK                   (SEE ATTACHMENT 1)
         12 OZ ALUMINUM CAN AND                                 202  END                                         $71.34
                                                                                                                 ------
--------------------------------------------------------------------------------------------------------------------------

 FORMULA FOR CHANGES
--------------------------------------------------------------------------------------------------------------------------
1)       CHANGE IN ALUMINUM INGOT PRICE (LME PLUS MIDWEST PREMIUM)
        PRIOR          NEW        CHANGE
        -----          ---        ------
          *             *           *            PER POUND      X     25     PER M CANS                          ($0.25)
          *             *           *            PER POUND      X      6     PER M ENDS                          ($0.06)

2)       CHANGE IN PRICE TO CONVERT INGOT TO COILED SHEET
        PRIOR    %     NEW        CHANGE
        -----   ---    ---        ------
          *      *      *           *            PER POUND      X     31     PER M CANS        0.0112              $0.00
          *      *      *           *            PER POUND      X      6     PER M ENDS        0.0086              $0.00
          *      *      *           *            PER POUND      X      1     PER M TABS        0.0100              $0.00

3)       CHANGE IN ANC'S PRICE TO MANUFACTURE AND DELIVER FINISHED PRODUCT
        PRIOR    %     NEW        CHANGE
        -----   ---    ---        ------
          *      *      *           *         *  PER THOUSAND          (* OF PPI INDEX CHANGE AS DEFINED)          $0.00
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
NEW CONTAINER PRICE                                                                                               $71.03
--------------------------------------------------------------------------------------------------------------------------

========================================================

                   BAND PRICE FORMULA                          -----------------
                                                                  ATTACHMENT 3
                AMERICAN NATIONAL CAN CO.                      -----------------


========================================================





ASSUMPTIONS FOR APRIL 1, 1997:
        AVERAGE MIDWEST INGOT SEPTEMBER 1, 1995 TO FEBRUARY 28, 1996 IS $.80
        PER POUND PPI INDEX INCREASES 2%, THEREFORE FORMULA FACTOR CHANGES BY 1%


                                                                                                      EXAMPLE ONLY
--------------------------------------------------------------------------------------------------------------------------

APRIL 1, 1996                       CARBONATED SOFT DRINK
         12 OZ ALUMINUM CAN AND                                 202  END                                         $71.03
                                                                                                                 ------
--------------------------------------------------------------------------------------------------------------------------

 FORMULA FOR CHANGES
--------------------------------------------------------------------------------------------------------------------------
1)       CHANGE IN ALUMINUM INGOT PRICE (LME PLUS MIDWEST PREMIUM)
        PRIOR          NEW        CHANGE
        -----          ---        ------
          *             *           *            PER POUND      X     25     PER M CANS                          ($0.50)
          *             *           *            PER POUND      X      6     PER M ENDS                          ($0.12)

2)       CHANGE IN PRICE TO CONVERT INGOT TO COILED SHEET
        PRIOR    %     NEW        CHANGE
        -----   ---    ---        ------
          *      *      *           *            PER POUND      X     31     PER M CANS        0.0112              $0.10
          *      *      *           *            PER POUND      X      6     PER M ENDS        0.0086              $0.05
          *      *      *           *            PER POUND      X      1     PER M TABS        0.0100              $0.01

3)       CHANGE IN ANC'S PRICE TO MANUFACTURE AND DELIVER FINISHED PRODUCT
        PRIOR    %     NEW        CHANGE
        -----   ---    ---        ------
          *      *      *           *            PER THOUSAND          (* OF PPI INDEX CHANGE AS DEFINED)          $0.28
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
NEW CONTAINER PRICE                                                                                               $70.85
--------------------------------------------------------------------------------------------------------------------------

                                [ANC Letterhead]




                                 January 4, 1996



Mr. Ray Malone
Coca-Cola Enterprises, Inc.
P.O. Box 723040
Atlanta, Georgia  31139-0040

Dear Ray:

This letter will serve as an addendum to Exhibit C of the can supply agreement sent to you on October 6, 1995.


         1. Your invoice price effective January 1, 1996 will be * per thousand based on * per pound aluminum as defined in the agreement. This will not change during 1996.

         2. Notwithstanding paragraph 1 above, your price will be adjusted, effective January 1, 1996, to * per thousand based on * as outlined above. Price adjustments due to changes in the metal cost from the * per pound base will be handled on a credit-memo basis consistent with the other credits referred to in this memo.

         3.       Your payment terms are *.

         4. Beginning on January 1, 1996, * will be credited based upon all purchases made by you from us under the agreement or otherwise.

         5. Beginning on January 1, 1998, * purchased by you from us will be credited based upon all purchases by you under the agreement or otherwise (so that the total rebate due you for cans and ends purchased on and after January 1, 1998 pursuant to items 4 and 5 will be *).

         ADDENDUM TO EXHIBIT C OF THE CAN SUPPLY AGREEMENT OF 10/06/95


Page 2


         6. During the term of our band agreement, if the Floor Ingot Cost as defined in such agreement is in effect, we will rebate to you *.

All of the above rebates will be remitted to you through the issuance of quarterly credit memos. Should you have any questions, please feel free to call me.

                                          Very truly yours,


                                          /s/ James R. Turner
                                          --------------------------------------
                                          James R. Turner
                                          Senior Vice President, Sales
                                          Beverage Cans Americas
                                          American National Can Company